Exhibit 99.1

[CBL Letterhead]

Contact:	Katie Reinsmidt

Director, Investor Relations

(423) 855-0001

CBL & ASSOCIATES PROPERTIES REPORTS FOURTH QUARTER

AND ANNUAL 2006 RESULTS

•

FFO per share increased 10.1% to $3.39 per share for the year ended December 31, 2006, over the prior-year FFO of $3.08 per share, after adjustment for one-time gains and fee income of $0.26 per share.

•	FFO per share rose 14.6% to $1.02 in the fourth quarter.
•	Same-center NOI for the quarter and year ended December 31, 2006, rose 0.2% and 1.9%, respectively.
•	Same-store sales improved by 3.3% in 2006.
•	Portfolio occupancy was 93.8% as of December 31, 2006.

CHATTANOOGA, Tenn. (February 8, 2007) – CBL & Associates Properties, Inc. (NYSE:CBL) announced results for the fourth quarter and year ended December 31, 2006. A description of each non-GAAP financial measure and the related reconciliation to the comparable GAAP measure is located at the end of this news release.

Net income available to common shareholders for the fourth quarter ended December 31, 2006, was $34,388,000 compared with $25,659,000 for the prior-year period, representing an increase of 34.0%. Net income available to common shareholders per diluted share was $0.52 in the fourth quarter ended December 31, 2006, compared with $0.40 for the prior-year period, representing an increase of 30.0%.

Net income available to common shareholders for the year ended December 31, 2006, was $90,266,000 compared with $131,907,000 for the year ended December 31, 2005, representing a decline of 31.6%. On a diluted per share basis, net income available to common shareholders for the year ended December 31, 2006, was $1.38 compared with $2.03 in the prior year, representing a decline of 32.0%. Net income available to common shareholders for the year ended December 31, 2005, included gains and fee income of $39,793,000 ($72,541,000 before deduction for minority interest in earnings of the operating partnership) resulting from the transaction with Galileo America, LLC (“Galileo”), which occurred in the third quarter of 2005. Additionally, net income available to common shareholders for the year ended December 31, 2006, declined over the prior-year period due to increases in depreciation expense for the properties acquired in 2005.

Funds from operations (“FFO”) allocable to common shareholders for the fourth quarter of 2006 was $66,613,000 compared with $56,607,000 for the fourth quarter ended December 31, 2005, representing an increase of 17.7%. FFO allocable to common shareholders for the year ended December 31, 2006, was $219,080,000 compared with $213,596,000 for the year ended December 31, 2005, representing an increase of 2.6%. FFO of the operating partnership was $119,235,000 for the quarter ended December 31, 2006, compared with $103,883,000 for the quarter ended December 31, 2005, representing an increase of 14.8%. FFO of the operating partnership for the year ended December 31, 2006, was $395,991,000 compared with $389,958,000 for the year ended December 31, 2005, representing an increase of 1.5%.

FFO per share increased 14.6% to $1.02 for the fourth quarter of 2006, from $0.89 in the prior-year period. FFO per share increased 10.1% to $3.39 for the year ended December 31, 2006, compared with FFO per share in the prior-year period of $3.08 per share after adjustment for gains and fee income of $0.26 per share related to the transaction with Galileo in 2005. FFO for the year ended December 31, 2005, was $3.34 per share including gains and fee income of $0.26 per share.

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CBL Reports Fourth Quarter Results

February 8, 2007

HIGHLIGHTS

▪

Total revenues increased 4.3% in the fourth quarter 2006 to $273,292,000 from $261,935,000 in the prior-year period. Total revenues increased 10.4% in the year ended December 31, 2006, to $1,002,141,000 from $907,460,000 for the same period in 2005.

▪

Same-center net operating income for the portfolio improved for the quarter and year ended December 31, 2006, by 0.2% and 1.9%, respectively, compared with a 3.1% and 5.8% increase, respectively, for the prior-year periods.

▪

Same-store sales for mall tenants of 10,000 square feet or less for stabilized malls for the year ended December 31, 2006, increased 3.3% to $341 per square foot for those tenants who have reported sales, compared with a 4.1% increase for the prior-year period.

▪

The debt-to-total-market capitalization ratio as of December 31, 2006, was 46.7% based on the common stock closing price of $43.35 and a fully converted common stock share count of 116,280,000 shares as of the same date. The debt-to-total-market capitalization ratio as of December 31, 2005, was 47.8% based on the common stock closing price of $39.51 and a fully converted common stock share count of 115,438,000 shares as of the same date.

▪

Consolidated and unconsolidated variable rate debt of $1,074,641,000 represents 10.6% of the total market capitalization for the Company and 22.6% of the Company’s share of total consolidated and unconsolidated debt.

CBL’s Chairman and Chief Executive Officer, Charles B. Lebovitz, said, “In 2006 we once again demonstrated the effectiveness of our multi-faceted growth strategy, achieving our tenth consecutive year of double digit increases in FFO per share. In addition to aggressively managing our existing portfolio, we focused on expanding our pipeline with new development and redevelopment projects. Throughout the year we opened nearly 2.0 million square feet of lifestyle elements, redevelopments, expansions and new developments. We also reinvested in our existing portfolio by completing over $65.0 million in renovations. These renovations are designed to enhance the shopping experience and to attract the latest retailers and restaurants, generating improved sales growth.

“Our long-term philosophy of continually reinvesting in our existing portfolio and adding additional market-dominant shopping centers by expanding our development program will be at the core of our strategy in 2007. We expect the sourcing of innovative growth opportunities, such as our recently announced investment in a Chinese-based mall developer, returns from investments in the existing portfolio and a record volume of new developments to be primary contributors to our continuing growth.”

PORTFOLIO OCCUPANCY	December 31,
2006	2005
Portfolio occupancy	94.1%	94.5%
Mall portfolio	94.4%	94.4%
Stabilized malls	94.5%	94.7%
Non-stabilized malls	91.7%	89.4%
Associated centers	93.6%	94.1%
Community centers	85.6%	95.3%

OTHER SIGNIFICANT EVENTS

During the fourth quarter, CBL entered into a $46.0 million, ten-year, non-recourse loan secured by Southaven Towne Center, located approximately ten miles south of Memphis, Tennessee, in Southaven, Mississippi. The new loan has a fixed interest rate of 5.50%. This loan replaces a $27.7 million construction loan, which had a variable rate of 110 basis points over LIBOR and was scheduled to mature in June 2007. CBL used the excess proceeds from the refinancing to pay down outstanding balances on the Company’s lines of credit.

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CBL Reports Fourth Quarter Results

February 8, 2007

Subsequent to the quarter end, CBL entered into an agreement with global private investment firm Bain Capital to make an investment in subsidiaries of Jinsheng Group, an established home decorating mall operator and real estate development company based in Nanjing, China.

CBL and Bain Capital acquired a significant minority equity interest through an initial investment of $60.0 million in subsidiaries of Jinsheng Group. CBL contributed $15.0 million, and funds advised by affiliates of Bain Capital contributed $45.0 million. CBL and Bain Capital have also been granted a three-year warrant in the business for an additional combined investment of $7.5 million, exercisable at the option of CBL and Bain Capital.

OUTLOOK AND GUIDANCE

Based on today’s outlook and the Company’s fourth quarter results, the Company is providing guidance for 2007 FFO in the range of $3.49 to $3.55 per share. The full year guidance assumes same-center NOI growth in the range of 1.5% to 2.5% and excludes the impact of any future acquisitions and gains on sales of non-operating properties. The 2007 guidance includes an estimate for outparcel sales and the estimated net impact to same-center NOI and FFO per share from lease terminations and lease termination fees. The Company expects to update its annual guidance after each quarter’s results.

	Low	High
Expected diluted earnings per common share	$1.36	$1.42
Adjust to fully converted shares from common shares	(0.59)	(0.62)
Expected earnings per diluted, fully converted common share	0.77	0.80
Add: depreciation and amortization	2.12	2.12
Add: minority interest in earnings of Operating Partnership	0.60	0.63
Expected FFO per diluted, fully converted common share	$3.49	$3.55

INVESTOR CONFERENCE CALL AND SIMULCAST

CBL & Associates Properties, Inc. will conduct a conference call at 10:00 a.m. EST on February 9, 2007, to discuss the fourth quarter and annual 2006 results. The number to call for this interactive teleconference is 913-981-5509. A seven-day replay of the conference call will be available by dialing 719-457-0820 and entering the passcode 7842885. A transcript of the Company’s prepared remarks will be furnished on a Form 8-K following the conference call.

To receive the CBL & Associates Properties, Inc., fourth quarter earnings release and supplemental information please visit our website at cblproperties.com or contact Investor Relations at 423-490-8292.

The Company will also provide an online Web simulcast and rebroadcast of its 2006 fourth quarter and annual earnings release conference call. The live broadcast of CBL’s quarterly conference call will be available online at the Company’s Web site at cblproperties.com, as well as www.streetevents.com and www.earnings.com, on February 9, 2007, beginning at 10:00 a.m. EST. The online replay will follow shortly after the call and continue through February 16, 2007.

CBL is one of the largest and most experienced owners and developers of malls and shopping centers in the country. CBL owns, holds interests in or manages 130 properties, including 79 regional malls/open-air centers. The properties are located in 27 states and total 74.0 million square feet including 2.0 million square feet of non-owned shopping centers managed for third parties. CBL currently has fourteen projects under construction totaling 3.0 million square feet including Phase II of Gulf Coast Town Center in Ft. Myers, FL; Alamance Crossing in Burlington, NC; Pearland Town Center in Houston (Pearland), TX; three lifestyle/associated centers; seven mall expansions, and a community center. Headquartered in Chattanooga, TN, CBL has regional offices in Boston (Waltham), MA, and Dallas, TX. Additional information can be found at cblproperties.com.

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CBL Reports Fourth Quarter Results

February 8, 2007

NON-GAAP FINANCIAL MEASURES

Funds From Operations

FFO is a widely used measure of the operating performance of real estate companies that supplements net income determined in accordance with generally accepted accounting principles (“GAAP”). The National Association of Real Estate Investment Trusts defines FFO as net income (computed in accordance with GAAP) excluding gains or losses on sales of operating properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. The Company believes that FFO provides an additional indicator of the operating performance of the Company’s properties without giving effect to real estate depreciation and amortization, which assumes the value of real estate assets decline predictably over time. Since values of well-maintained real estate assets have historically risen or fallen with market conditions, the Company believes that FFO enhances investors’ understanding of the Company’s operating performance.

FFO does not represent cash flow from operations as defined by accounting principles generally accepted in the United States, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to net income for purposes of evaluating the Company’s operating performance or to cash flow as a measure of liquidity.

Same-Center Net Operating Income

Net operating income (“NOI”) is a supplemental measure of the operating performance of the Company’s shopping centers. The Company defines NOI as operating revenues (rental revenues, tenant reimbursements and other income) less property operating expenses (property operating, real estate taxes and maintenance and repairs).

Similar to FFO, the Company computes NOI based on its pro rata share of both consolidated and unconsolidated properties. The Company’s definition of NOI may be different than that used by other companies and, accordingly, the Company’s NOI may not be comparable to that of other companies. A reconciliation of same-center NOI to net income is located at the end of this earnings release.

Since NOI includes only those revenues and expenses related to the continuing operations of its shopping center properties, the Company believes that same-center NOI provides a measure that reflects trends in occupancy rates, rental rates and operating costs and the impact of those trends on the Company’s results of operations.

Pro Rata Share of Debt

The Company presents debt based on its pro rata ownership share (including the Company’s pro rata share of unconsolidated affiliates and excluding minority investors’ share of consolidated properties) because it believes this provides investors a clearer understanding of the Company’s total debt obligations which affect the Company’s liquidity. A reconciliation of the Company’s pro rata share of debt to the amount of debt on the Company’s consolidated balance sheet is located at the end of this earnings release.

Information included herein contains “forward-looking statements” within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company’s various filings with the Securities and Exchange Commission, including without limitation the Company’s Annual Report on Form 10-K and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference therein, for a discussion of such risks and uncertainties.

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CBL Reports Fourth Quarter Results

February 8, 2007

CBL & Associates Properties, Inc.

Consolidated Statements of Operations

(Unaudited; in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
REVENUES:
Minimum rents	$162,505	$155,233	$620,251	$548,424
Percentage rents	12,331	10,194	24,047	23,157
Other rents	9,714	9,354	20,261	17,674
Tenant reimbursements	81,071	78,549	308,857	278,199
Management, development and leasing fees	1,122	2,594	5,067	20,521
Other	6,549	6,011	23,658	19,485
Total revenues	273,292	261,935	1,002,141	907,460
EXPENSES:
Property operating	42,285	42,675	161,398	151,148
Depreciation and amortization	58,482	49,425	230,323	179,474
Real estate taxes	20,924	20,651	80,983	67,981
Maintenance and repairs	14,597	13,847	54,709	50,454
General and administrative	11,471	10,556	39,522	39,197
Loss on impairment of real estate assets	206	1,072	480	1,334
Other	4,808	5,188	18,623	15,444
Total expenses	152,773	143,414	586,038	505,032
Income from operations	120,519	118,521	416,103	402,428
Interest and other income	3,117	617	8,804	6,831
Interest expense	(65,593)	(56,361)	(257,067)	(208,183)
Loss on extinguishment of debt	—	(5,243)	(935)	(6,171)
Gain on sales of real estate assets	7,674	2	14,505	53,583
Gain on sales of management contracts		—	—	21,619
Equity in earnings of unconsolidated affiliates	1,488	1,726	5,295	8,495
Minority interest in earnings:
Operating partnership	(24,962)	(24,885)	(72,892)	(112,061)
Shopping center properties	(1,473)	(1,218)	(4,136)	(4,879)
Income before discontinued operations	40,770	33,159	109,677	161,662
Operating income of discontinued operations	85	140	2,765	895
Gain (loss) on discontinued operations	1,175	2	8,392	(82)
Net income	42,030	33,301	120,834	162,475
Preferred dividends	(7,642)	(7,642)	(30,568)	(30,568)
Net income available to common shareholders	$34,388	$25,659	$90,266	$131,907
Basic per share data:
Income before discontinued operations, net of preferred dividends	$0.51	$0.41	$1.24	$2.09
Discontinued operations	0.02	—	0.17	0.01
Net income available to common shareholders	$0.53	$0.41	$1.41	$2.10
Weighted average common shares outstanding	64,684	62,806	63,885	62,721
Diluted per share data:
Income before discontinued operations, net of preferred dividends	$0.50	$0.39	$1.21	$2.02
Discontinued operations	0.02	0.01	0.17	0.01
Net income available to common shareholders	$0.52	$0.40	$1.38	$2.03
Weighted average common and potential dilutive common shares outstanding	65,913	64,717	65,269	64,880

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CBL Reports Fourth Quarter Results

February 8, 2007

The Company’s calculation of FFO allocable to Company shareholders is as follows (in thousands, except per share data):

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Net income available to common shareholders	$34,388	$25,659	$90,266	$131,907
Minority interest in earnings of operating partnership	24,962	24,885	72,892	112,061
Depreciation and amortization expense of:
Consolidated properties	58,482	49,425	230,323	179,474
Unconsolidated affiliates	3,385	3,083	13,405	9,210
Discontinued operations	—	1,423	515	2,037
Non-real estate assets	(228)	(308)	(851)	(861)
Minority investors’ share of depreciation and amortization	(611)	(428)	(2,286)	(1,390)
(Gain) loss on:
Sales of operating real estate assets	32	146	119	(42,562)
Discontinued operations	(1,175)	(2)	(8,392)	82
Funds from operations of the operating partnership	119,235	103,883	395,991	389,958
Percentage allocable to Company shareholders (1)	55.87%	54.54%	55.32%	54.81%
Funds from operations allocable to Company shareholders	$66,613	$56,607	$219,080	$213,596
Basic per share data:
Funds from operations	$1.03	$0.90	$3.43	$3.41
Weighted average common shares outstanding with operating partnership units fully converted	115,781	115,160	115,474	114,440
Diluted per share data:
Funds from operations	$1.02	$0.89	$3.39	$3.34
Weighted average common and potential dilutive common shares outstanding with operating partnership units fully converted	117,011	117,071	116,857	116,599

(1) Represents the weighted average number of common shares outstanding for the period divided by the sum of the weighted average number of common shares and the weighted average number of operating partnership units outstanding during the period.

SUPPLEMENTAL FFO INFORMATION:

Leased termination fees	$443	$1,892	$13,682	$5,540
Lease termination fees per share	$—	$0.02	$0.12	$0.05

Straight-line rental income	$1,293	$1,667	$5,278	$4,755
Straight-line rental income per share	$0.01	$0.01	$0.05	$0.04

Gains on outparcel sales	$8,314	$1,258	$16,448	$12,665
Gains on outparcel sales per share	$0.07	$0.01	$0.14	$0.11

Amortization of acquired above-and below-market leases	$2,861	$1,874	$12,591	$6,507
Amortization of acquired above-and below-market leases per share	$0.02	$0.01	$0.11	$0.06

Amortization of debt premiums	$1,902	$1,842	$7,501	$7,347
Amortization of debt premiums per share	$0.02	$02.02	$0.06	$0.06

Gain on sales of non operating properties	$—	$(274)	$—	$2,245
Gain on sales of non operating properties per share	$—	$—	$—	$0.02

Loss on impairment of real estate assets	$(206)	$(1,072)	$(480)	$(1,334)
Loss on impairment of real estate assets per share	$—	$(0.01)	$—	$(0.01)

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CBL Reports Fourth Quarter Results

February 8, 2007

Same-Center Net Operating Income

(Dollars in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Net income	$42,030	$33,301	$120,834	$162,475
Adjustments:
Depreciation and amortization	58,482	49,425	230,323	179,474
Depreciation and amortization from unconsolidated affiliates	3,385	3,083	13,405	9,210
Depreciation and amortization from discontinued operations	—	1,423	515	2,037
Minority investors' share of depreciation and amortization in shopping center properties	(611)	(428)	(2,286)	(1,390)
Interest expense	65,593	56,361	257,067	208,183
Interest expense from unconsolidated affiliates	4,416	3,514	17,569	12,583
Minority investors' share of interest expense in shopping center properties	(1,223)	(799)	(4,850)	(1,959)
Loss on extinguishment of debt	—	5,243	935	6,171
Abandoned projects expense	628	86	923	560
Gain on sales of real estate assets	(7,674)	(2)	(14,505)	(75,202)
Loss on impairment of real estate assets	206	1,072	480	1,334
Gain on sales of real estate assets of unconsolidated affiliates	(596)	(821)	(2,898)	(3,671)
Minority investors' share of gain on sales in shopping center properties	(11)	—	1,109	—
Minority interest in earnings of operating partnership	24,962	24,885	72,892	112,061
(Gain) loss on discontinued operations	(1,175)	(2)	(8,392)	82
Operating partnership's share of total NOI	188,412	176,341	683,121	611,948
General and administrative expenses	11,471	10,556	39,522	39,197
Management fees and non-property level revenues	(7,894)	(5,037)	(24,448)	(31,253)
Operating partnership's share of property NOI	191,989	181,860	698,195	619,892
NOI of non-comparable centers	(25,714)	(15,877)	(94,722)	(27,899)
Total same center NOI	$166,275	$165,983	$603,473	$591,993

Malls	$154,309	$154,946	$557,933	$549,917
Associated centers	6,751	6,127	27,393	25,263
Community centers	1,032	1,166	3,997	4,668
Other	4,183	3,744	14,151	12,145
Total same center NOI	$166,275	$165,983	$603,474	$591,993

Percentage Change:
Malls	-0.4%		1.5%
Associated centers	10.2%		8.4%
Community centers	-11.5%		-14.4%
Other	11.7%		16.5%
Total same center NOI	0.2%		1.9%

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CBL Reports Fourth Quarter Results

February 8, 2007

Company's Share of Consolidated and Unconsolidated Debt

(Dollars in thousands)

	December 31, 2006
	Fixed Rate	Variable Rate	Total
Consolidated debt	$3,517,710	$1,046,825	$4,564,535
Minority investors' share of consolidated debt	(56,612)	—	(56,612)
Company's share of unconsolidated affiliates' debt	218,203	27,816	246,019
Company's share of consolidated and unconsolidated debt	$3,679,301	$1,074,641	$4,753,942
Weighted average interest rate	5.97%	6.27%	6.03%

	December 31, 2005
	Fixed Rate	Variable Rate	Total
Consolidated debt	$3,281,939	$1,059,116	$4,341,055
Minority investors' share of consolidated debt	(51,950)	—	(51,950)
Company's share of unconsolidated affiliates' debt	216,026	26,600	242,626
Company's share of consolidated and unconsolidated debt	$3,446,015	$1,085,716	$4,531,731
Weighted average interest rate	5.99%	5.33%	5.83%

Debt-To-Total-Market Capitalization Ratio as of December 31, 2006

(In thousands, except stock price)

	Shares Outstanding	Stock Price (1)	Value
Common stock and operating partnership units	116,280	$43.35	$5,040,738
8.75% Series B Cumulative Redeemable Preferred Stock	2,000	50.00	100,000
7.75% Series C Cumulative Redeemable Preferred Stock	460	250.00	115,000
7.375% Series D Cumulative Redeemable Preferred Stock	700	250.00	175,000
Total market equity			5,430,738
Company's share of total debt			4,753,942
Total market capitalization			$10,184,680
Debt-to-total-market capitalization ratio			46.7%

(1) Stock price for common stock and operating partnership units equals the closing price of the common stock on December 29, 2006. The stock price for the preferred stock represents the liquidation preference of each respective series of preferred stock.

Reconciliation of Shares and Operating Partnership Units Outstanding

(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
2006:	Basic	Diluted	Basic	Diluted
Weighted average shares – EPS	64,684	65,913	63,885	65,269
Weighted average operating partnership units	51,097	51,098	51,589	51,588
Weighted average shares- FFO	115,781	117,011	115,474	116,857

2005:
Weighted average shares - EPS	62,806	64,717	62,721	64,880
Weighted average operating partnership units	52,354	52,354	51,719	51,719
Weighted average shares- FFO	115,160	117,071	114,440	116,599

Dividend Payout Ratio	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Weighted average dividend per share	$0.51002	$0.54780	$1.90170	$1.77690
FFO per diluted, fully converted share	$1.02	$0.89	$3.39	$3.34
Dividend payout ratio	50.0%	61.6%	56.1%	53.2%

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CBL Reports Fourth Quarter Results

February 8, 2007

Consolidated Balance Sheets

(Unaudited, in thousands except share data)

	December 31, 2006	December 31, 2005
ASSETS
Real estate assets:
Land	$779,727	$776,989
Buildings and improvements	5,944,476	5,698,669
	6,724,203	6,475,658
Less: accumulated depreciation	(924,297)	(727,907)
	5,799,906	5,747,751
Real estate assets held for sale	—	63,168
Developments in progress	294,345	133,509
Net investment in real estate assets	6,094,251	5,944,428
Cash and cash equivalents	28,700	28,838
Receivables:
Tenant, net of allowance	71,573	55,056
Other	9,656	6,235
Mortgage notes receivable	21,559	18,117
Investments in unconsolidated affiliates	78,826	84,138
Other assets	209,954	215,510
	$6,514,519	$6,352,322
LIABILITIES AND SHAREHOLDERS' EQUITY
Mortgage and other notes payable	$4,564,534	$4,341,055
Accounts payable and accrued liabilities	309,970	320,270
Total liabilities	4,874,504	4,661,325
Commitments and contingencies
Minority interests	568,533	609,475
Shareholders' equity:
Preferred Stock, $.01 par value, 15,000,000 shares authorized:
8.75% Series B Cumulative Redeemable Preferred Stock, 2,000,000 shares outstanding	20	20
7.75% Series C Cumulative Redeemable Preferred Stock, 460,000 shares outstanding	5	5
7.375% Series D Cumulative Redeemable Preferred Stock, 700,000 shares outstanding	7	7
Common Stock, $.01 par value, 180,000,000 shares authorized, 65,421,311 and 62,512,816 issued and outstanding in 2006 and 2005, respectively	654	625
Additional paid-in capital	1,050,481	1,037,764
Deferred Compensation	—	(8,895)
Accumulated other comprehensive income	19	288
Retained earnings	20,296	51,708
Total shareholders' equity	1,071,482	1,081,522
	$6,514,519	$6,352,322

-END-